Exhibit 99.2

Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

PARTICIPANTS

Corporate Participants

Joan Rodgers – Chief Accounting Officer, Health Insurance Innovations, Inc.

Michael W. Kosloske – Chairman, President, CEO & Head-Investor Relations, Health Insurance Innovations, Inc.

Michael D. Hershberger – CFO, Secretary, Treasurer & Director, Health Insurance Innovations, Inc.

Other Participants

Glen J. Santangelo – Analyst, Credit Suisse Securities (USA) LLC (Broker)

Kevin Mark Fischbeck – Analyst, Merrill Lynch, Pierce, Fenner & Smith, Inc.

Carl R. McDonald – Analyst, Citigroup Global Markets Inc. (Broker)

Steven D. Schwartz – Analyst, Raymond James & Associates, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Health Insurance Innovations, Inc. First Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today’s conference call is being recorded.

I’d now like to turn the conference over to your host, Ms. Joan Rodgers, Chief Accounting Officer. Please go ahead.

Joan Rodgers, Chief Accounting Officer

Thank you, Allie, and good morning, everyone. We’re delighted to have you join us today for a discussion about Health Insurance Innovations’ first quarter 2013 financial results. On the call this morning, we will have Michael Kosloske, our Chief Executive Officer and Michael Hershberger, our Chief Financial Officer.

As a reminder, today’s conference call is being recorded and webcast from the Investor Relations section of our website and a replay of the call will be available from the Investor Relations section of our website following the call. We will make forward-looking statements on this call. All statements other than statements of historical facts are forward-looking statements. Actual results could differ materially from those projected or expected in these forward-looking statements.

Listeners are urged to carefully review and consider the various disclosures made by the company in this conference call and the risk factors disclosed in the company’s annual report on Form 10-K for the year ended December 31, 2012 as well as other reports filed with the Securities and Exchange Commission. Copies of the company’s SEC reports are available on our website at www.hiiquote.com and on the SEC’s website. The company disclaims any obligation to update any forward-looking statements after this conference call. At this time, all participants have been placed in a listen-only mode. This forum will be opened for questions following the presentation.

With that, I would now like to turn the call over to our CEO, Mike Kosloske.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Michael W. Kosloske, Chairman, President, CEO & Head-Investor Relations

Thank you for joining us this morning for our conference call. I hope you had a chance to see our press release that we distributed yesterday, after the close of the market. I’m pleased to have the opportunity to share our record Q1 2013 results, which are in line with what we discussed during our Q4 call in March, as well as an update on HII’s market outlook and our strategies for the remaining portion of 2013.

Before I begin this discussion, I would first like to take few minutes to review what HII does and why we are unique. Because HII products and approach to the health insurance market is different from most other insurers, we believe the investor [ph] invested (02:42) in education and clarity is a critical objective in the early stages of a new public company.

HII designs short-term medical and hospital indemnity plans, which we refer to as our core medical policies and ancillary products underwritten by leading insurance carriers. We assume no underwriting risk. We have no reimbursement risk. We do not adjudicate claims and are not held to any minimum loss ratio requirements under PPACA.

We have an extensive national distribution network consisting of independent managing general agents, licensed agents and call centers that follow carrier-approved sales scripts as they enroll new policyholders. Key points of focus for the company are continuing product enhancements to provide the most affordable and effective products to our customers and our distributors and continuing to expand our distribution network.

While our distribution network is continually expanding, our product offerings only capture, today, a small market share. The reason we believe is that products such as short-term medical policies are not well known as alternative to the more traditional forms of health insurance. Many of our consumers shop online, then talk to one of our thousands of licensed agents working in our more than 15 licensed agent call centers.

HII’s has a proprietary technology platform that allows members to quote, buy, and print policies online. This process is fully automated and therefore quick and easy for our customers and highly reliable from the administrative and compliance perspectives.

Unlike our competitors, our technology provides for voice signature versus web signature or e-signature which can delay or impede the sales process. We also provide turnkey solutions to both carriers and distributors. In particular, our distributors use a plug and play – our plug and play call center technology platform to guide consumers toward specific insurance solutions, explain related premiums and complete the online application process that includes bundling.

Carriers are assured that the sales process including the script that they approve is completed properly and instantly documented. They receive real-time data that assist them in block management. We also offer significant operating leverage due to the fixed cost of our technology platform. Therefore, as we increase sales of short-term medical, hospital indemnity and ancillary products, we expect to incur minimum cost and lead to large margin expansion. We can grow our revenue $100 million and only add a handful of administrative folks since our system is touchless.

Let me take another moment to discuss how – what we do fits in the healthcare reform. HII solutions provide an affordable alternative to many Americans in a post-reform environment. Our solutions provide affordable alternatives to costly traditional individual major medical plans. Our products can be tailored to our customers’ budgets in a real-time environment and are often as

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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much as 50% less than traditional individual major medical plans. We focus on providing coverage to the under and uninsured. After the Reform Legislation is effective, we expect that this group will grow dramatically and that our products will become more competitive.

There are two points that are important to understand. The new PPACA rules will lead to an increase in those not covered by group policies, as small employers will not be penalized for dropping increasingly expensive group health coverage. Management expects 50 million new individual entrants from the small group space, for employer groups under 50 lives. In addition, the perfect storm hits traditional, our competitor’s individual major medical plans, as costs increase markedly and distribution to – to distributors decreases, under – as PPACA takes effect.

We have a streamlined underwriting process and can make instant decisions regarding acceptance for our customers. For example, the application process for our short-term medical policy includes just seven questions and could be completed in minutes. They can also check the box and receive a menu of other ancillary products that fits their budget and needs.

We offer guaranteed-issue hospital indemnity plans. These plans are often selected by consumers, who have certain medical conditions and provides fixed benefits based upon future health events. This product will also serve as a great gap product, as the exchanges take place in January 2014.

We have the ability to tailor coverage for each applicant to ensure they are getting the right solution for themselves and their families, often this entails the addition of ancillary products, including critical illness, dental, accident insurance, [ph] RX (07:53) and other programs that we offer.

Our model allows the carriers to underwrite our solutions to reach new population, since by helping consumers make informed choices or by bundling policies we can often find ways to provide both the specific and economic solutions for our customers. We work with best-in-class carriers, including Cigna, Nationwide, ING, Companion Life, Fairmont, Starr, and Markel to name a few.

In summary, we offer a win-win for carriers, distributors, and consumers and are gearing up for the largest increase of potential individual sales in the history of U.S. healthcare beginning in January 2014, as PPACA takes effect.

Now, let’s turn to our highlights for Q1 2013. HII posted record quarterly revenue of $12.5 million, representing a 47% growth from the first quarter of 2012. We also reported record quarterly premium equivalents, our gross collections, up $22.1 million, representing 40.7% growth from the first quarter of 2012. Policies in force, March 31, 2013 totaled 59,545, a 52.5% increase from 39,045 as of March 31, 2012.

Including certain one-time expenses discussed in our Q4 call, we had a pre-tax loss in the first quarter of $6.4 million. Excluding these charges, the company would have reported an income before tax of approximately positive $1.2 million. Mike Hershberger will explain these charges more specifically, but generally, they are related to our hiring of our new Vice President of Sales and IPO related cost.

In February, we completed the company’s initial public offering. We raised approximately $60 million of new capital. I want to thank everyone involved for the hard work during this IPO process. We are early in the process of deploying the capital raised to accelerate company growth. As explained in our IPO, a portion of this capital will be invested in advanced commissions. We are also considering other exciting opportunities to more efficiently deploy a portion of the capital.

At the end of the quarter, we hired Ivan Spinner, the Principal of TSG Agency, LLC. as Vice President of Sales. To do so, we terminated certain contract rights with TSG. This was a very

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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exciting and important transaction for HII, because we reduced our cost going forward, as Ivan was receiving over $1 million and rapidly growing for call center business that had directed towards HII. And now this becomes profit and hits the bottom line of HII.

Ivan is a main driver of HII’s call center success. He is a leader in call center recruitment and product development and has produced more than $500 million of insurance premiums via the call center model. We closed Q1 with the addition of eight new call centers and 690 new licensed agents who sell HII insurance products. At the end of the quarter, we now have nearly 9,000 licensed agents and 54 call centers up from the – just over 30 call centers during our road show.

Now, I would like to give our investors a sense of new products we are developing. Within our core medical offering, we added two new low-cost alternatives, developed in concert with certain existing carriers. For consumers with limited budgets, the healthcare access provided by these policies is a key motivation for purchase. We wrote these programs with [ph] FHG (12:01) Companion through a product named Health Essential and through Essential STM through C. V. Starr

We’ve also added key ancillary products that provide discount care through Careington. We have a new critical illness with Cigna. We have a new dental program with Nationwide Insurance Company, and a new vision program with Careington Carrington Benefits. These policies allow our product offerings to be tailored to an increased degree. We have seen a trend and greater acceptance of our ancillary offerings, showing that our unique bundling technology is working. First quarter 2012, roughly 2.5% of our revenues were ancillary products. First quarter 2013, we had record, 18% of our revenues are now ancillary sales.

As far as ancillary policy growth, first quarter 2012, 13,600, nearly doubling to 26,400, Q1, 2013. Again, we are leading the way for this bundling technology to gain several blocks of sticky revenues with one sale. This is even more pertinent where they – if a consumer buys our medical product, and for example, buys a Nationwide Dental or other ancillary product, they may at some point not need the health insurance product and get group coverage, but they may continue on our dental product for years. So this has given us, again, several blocks of sticky revenues at very little sales cost.

Let’s now turn to some comments on what’s happening in our industry. Participants in the health insurance industry are focused on potential implications of PPACA legislation effecting January 2014. This legislation is expected to have extensive impacts on the provisions of health insurance plans that can be sold to individuals and the resulting economics to insurers.

Starting second quarter of 2013, some industry participants are temporarily taking advantage of a PPACA loop hole and are modifying individual major medical policy terms, premiums and commissions paid to their distributors. We are referencing an article on the LA Times dated April 2, 2013 on this loop hole, but what’s happening is a few of the insurance companies are lowering their individual major medical premiums, they are paying full commissions, they are advancing those commissions nine months and they are paying a $500 bonus in addition to that, which we do not feel is economically feasible.

So there are some headwinds moving forward that started in April. We know that this will end by January 2014 because it will not be legal once PPACA takes effect and we think this is a temporary headwind. However, we still are having very positive outlook for high year-over-year monthly growth.

So moving on now to Michael Hershberger and I just want to leave with our guidance. We’ve taken into account these new circumstances that have created some headwinds. We’re taking a conservative approach and projecting 25% to 35% organic premium equivalent growth year-over-year.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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And now, Mike Hershberger, on the financials.

Michael D. Hershberger, CFO, Secretary, Treasurer & Director

Thanks, Mike, and that’s a great place for me to start. I’d like to start by discussing our premium equivalents, which is the key metric for our company. As Mike indicated, HII is a managing general underwriter for all funds flow through our accounts. Premium equivalents represent our total collections, including premium for our core products, fees for discount benefit plans, administrative fees and our ancillary products.

Premium equivalents have grown from $20 million in 2010 to $53.2 million in 2011 to $75.9 million in 2012, representing a 90% compound annual growth rate from 2010 to 2012. Q1 2013 ended with premium equivalent collections of $22.1 million, representing a 39% growth from the first quarter of 2012 and a 3.6% sequential quarterly growth over Q4.

Our GAAP revenue, which we calculate by subtracting risk premium paid to our insurance carriers and payments to our discount benefit vendors from the premium equivalents had a similar trajectory, growing from a $11.8 million in 2010 to $29.9 million in 2011 to $41.9 million in 2012, representing a 78% compound annual growth rate from 2010 to 2012. Q1 2013 concluded with revenues of $12.5 million, representing a 47% growth from the first quarter of 2012 and a 5.3% sequential quarterly growth rate over Q4. Both premium equivalents and revenue growth was driven primarily due to the increase in the total numbers of policies in force, as Mike indicated, increasing from approximately 39,000 at the end of Q1 2012 to approximately 59,500 at the end of Q1 2013, representing a 52.5% year-over-year increase.

Short-term medical policies in force grew from approximately 20,000 at the end of Q1 2012 to approximately 24,400 at the end of Q1 2013. Hospital indemnity policies in force grew from approximately 5,400 at the end of the Q1 2012 to approximately 8,700 at the end of Q1 2013.

Also as Mike discussed, we successfully expanded our technology-driven bundling strategy, resulting in strong growth in ancillary product policies in force, which grew from approximately 13,600 at the end of the Q1 2012 to approximately 26,400 at the end of the Q1 2013. During the first quarter of 2013, revenue generated through short-term medical plans, represented about 57% of total revenues. Hospital indemnity plans consist of approximately 25% of revenues and ancillary products made up approximately 18% of revenues in Q1.

During the first quarter of 2013, the company will report a net loss before income tax of $6.4 million in comparison to net income of $800,000 in the first quarter of 2012. As we indicated in our previous conference call, the primary driver of this quarter’s loss was the TSG Agency, LLC. transaction. Due to the structure of the transaction, the $5.6 million paid to Ivan Spinner in related transaction costs were expensed in the first quarter of 2013.

In addition, expenses related to the company’s IPO including certain share-based compensation expenses, professional fees, and a charge to record a liability triggered by the underwriter’s exercise of the over-allotment option, together added approximately $1.9 million in the first quarter. Excluding these charges, the company would have reported income before tax of approximately $1.2 million in Q1.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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Our business model gives us a high degree of operating leverage. Our significant variable costs generally consist of three main categories. These categories include payments to insurance carriers and third-party vendors for insurance, carriers of risk premium, and the third-party obligors fees. This brings us to our reported GAAP revenue. This category accounted for about 43.5% of our premium equivalents in Q1.

The second main category is payments to third-party distributors for commissions and fee payments. This category accounted for about 36.4% of our premium equivalents in Q1. The final significant variable cost is payments to ACH and credit card processors. This category accounted for about 1.1% of our premium equivalents. Collectively, these three categories accounted for approximately 81% of our premium equivalents.

After those significant variable costs, the cost of our operating business is relatively fixed. Our infrastructure is in place and we have little capital expenditures. As our premium equivalents grow, operating margins are expected to [ph] expand (21:11). As Mike said, the addition of $100 million in incremental premium equivalents would require minimal investment in administrative and sales staff, with minimal CapEx.

Now I’d like to provide some details regarding our first quarter operations. These expenses will be analyzed as percentage of revenues as opposed to premium equivalents. Third-party commissions for Q1 2013 were approximately $8 million. These third-party commissions decreased as a percentage of revenue from 67.4% of revenues in Q1, 2012 to 64.4% revenues for Q1, 2013. We anticipate the TSG transaction to continue to further reduce commissions as a percentage of revenues. ACH and credit card fees for Q1, 2013 were approximately $265,000. ACH and credit card fees represented about 2.1% of revenues for Q1, 2013, a reduction of four-tenths of a percent from Q1, 2012.

General and administrative expenses for Q1, 2013 were approximately $4.3 million, an increase of about $2.9 million compared to Q1, 2012. As discussed in our previous fourth quarter conference call, of this $2.9 million increase, approximately $2 million related to the company’s IPO including certain share-based compensation expenses, professional fees and a charge – with the overlapping charges as I discussed earlier. The remaining increase in G&A expenses was primarily driven by an increase in personnel and selling and marketing costs. Personnel cost increased primarily due to additional sales and financial reporting personnel added to accommodate our growth, and the strengthening of the financial reporting department for the IPO preparation.

General and administrative expenses represented 34.5% of revenues for Q1, 2013 compared to 16.7% of revenues for Q1, 2012. Depreciation and amortization expenses for Q1, 2013 were generally consistent with Q1, 2012. Interest expense for Q1, 2013 was approximately $38,000, a decrease of about $27,000 compared to Q1 2012, as we paid off our outstanding debt with the IPO proceeds. We also incurred a one-time charge of approximately $71,000 in Q1 2013 due to the extinguishment of our debt.

Cash used in operations for the first quarter of 2013 was approximately $5.5 million compared to cash provided by operations of $1.1 million in the first quarter of 2012. The negative cash flow in the first quarter of 2013 was primarily due to the contract termination cost of the TSG transaction, as I earlier discussed, and the IPO-related cost incurred during the quarter.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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Michael W. Kosloske, Chairman, President, CEO & Head-Investor Relations

Yes, and just to recap – this is Mike Kosloske, we had a record first quarter off to a great start right on schedule, including the acquisition of Ivan, very important to our company to meet our future needs, and a dramatic increase of ancillary products as our bundling technology proved successful.

We have a slight headwind due to a temporary loophole in PPACA that will disappear near term, as it is under scrutiny, and certainly will last not later than January 2014. Despite this headwind, we are having significant year-over-year growth and we’re looking forward to the largest land grab in individual health U.S. history starting in January 2014, as PPACA rolls out. And we are also looking for and have ideas on very exciting ways to deploy our capital near term.

And at that, I would like to hand this over to the operator.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Glen Santangelo of Credit Suisse. Please go ahead.

<Q – Glen Santangelo – Credit Suisse Securities (USA) LLC (Broker)>: Good morning. Just a couple of quick questions. Mike, I was kind a curious about your comments regarding the industry headwinds. You kind of seem to be painting the picture that ultimately on January 1 of 2014 all these issues should ultimately go away because this practice ultimately will be deemed illegal. But for an insurance carrier that’s mentioned in the LA Times article, for example, for someone signing one of those individual major medical policies today, won’t those policies continue into 2014 and wouldn’t this issue be a headwind in 20 – for at least a part of 2014 as well?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Yes. When we – when December 2012 rolled around, the rule was that all carriers would have to comply with PPACA, and as January 2014 rolled around all in-force would then have to meet the mandates, which is what we expected. With the loophole, it looks like a couple of the carriers are going to try and continue to have those in-force blocks for one year after January 2014, and therefore they’re trying to grow healthy blocks right now and then to have those blocks stay on for up to another year. But as of January 2014, there will be no new entrants that will be allowed into those blocks of business where it will be illegal.

<Q – Glen Santangelo – Credit Suisse Securities (USA) LLC (Broker)>: Right. But those healthy in-force blocks could theoretically stay in place until December 31, 2014, which I guess would impact to some extent the market opportunity in 2014, but it all should be normalized fully in 2015. Is that the right way to think about it?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: No. Because 2014 we’ll be bringing in the new insured’s because our programs will be half the cost for similar benefits. And so the new entrants starting January 2014 will – it will be a big year for HII. The only thing that those carriers can do with that loophole in 2014 is keep existing insured, they cannot add new insured’s to those blocks.

<Q – Glen Santangelo – Credit Suisse Securities (USA) LLC (Broker)>: Okay, all right. That’s fair. Maybe a follow-up question for Mike Hershberger, Mike, it seemed like there was a reduction in third-party commission this quarter. You sort of pointed that out. Was that percentage decrease all due to TSG? And I think you kind of hinted that, ultimately you expected that third party commission rate to continue to trend down, did I hear that correctly?

<A – Michael Hershberger – Health Insurance Innovations, Inc.>: That is correct. The answer is that...

<Q – Glen Santangelo – Credit Suisse Securities (USA) LLC (Broker)>: And then...

<A – Michael Hershberger – Health Insurance Innovations, Inc.>: Go ahead, Glenn, I’m sorry.

<Q – Glen Santangelo – Credit Suisse Securities (USA) LLC (Broker)>: I’m sorry. It’s all due to TSG this quarter and that will continue to trend down?

<A – Michael Hershberger – Health Insurance Innovations, Inc.>: Yeah, it’s a win-win – win-lose. We took that hit one quarter, but the great news is we have no further expense with that acquisition after first quarter where it becomes pure profit to HII. And at this point, it will throw an additional $1 million dollars to our bottom line, but that number is growing rapidly, because our call center business is growing rapidly, of which Ivan has a big role.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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<A – Michael Kosloske – Health Insurance Innovations, Inc.>: We would expect to continue to see reductions in the future, Glenn. That’s absolutely correct.

<Q – Glen Santangelo – Credit Suisse Securities (USA) LLC (Broker)>: Okay. Thank you.

Operator: Our next question comes from Kevin Fischbeck of Bank of America Merrill Lynch. Please go ahead.

<Q – Kevin Fischbeck – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Great. Thank you. I just wanted to see if I could get a little more color on the call centers that you added and the ramp up of the ones that you’ve added so far in Q1. Also to get back in Q4, how is that going as far as bringing those new call centers up to speed and selling your product?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Well, we had a little over 30 call centers during our road show. We’re at 50 plus now and we are getting tremendous traction on our bundling. So we’re getting more sticky blocks of business that are coming in. And again, we love the multiple sales, because our costs are the same, also we’re getting two or three class of business at once. And even if the consumer falls off one of the products, they may continue for a long period of time on the other. So we’re very excited that we grew from 2.5% of revenue of ancillary products to over 18% of revenue from – year-over-year and that we’ve almost doubled in sales. So everything within our call center market is running very smoothly and very positive.

<Q – Kevin Fischbeck – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: And I know that you guys do some extensive training to some of these sales people, how long does it take to get – get these call center setup, do the training, and is the bundling of the ancillary products a direct result of that training? Or is there [indiscernible] (30:18) in that?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: And part of our secret sauce is we have the Insurance Academy that where we train, think of it as the McDonald, the University of McDonald, training McDonald’s managers. So the call centers, where they are little off with their models, the Insurance Academy will come in and train them to be best-in-class and have the best metrics, and then our technology allows our call centers in real time to monitor their business. How are they doing on ancillaries versus other call centers? Why is that call center have an 80% penetration on Nationwide Dental, we only have a 10%?

So our technology is complete turnkey from all aspects of their call centers. If we have one that is struggling, we can run them through the Insurance Academy or send folks from the Insurance Academy out to that call center. And the answer to your question; these call centers ramp up very quickly, and it’s a – I would say it’s – they can certainly get up and running in a 30-day period and they can begin to maximize over 60 to 90-day period.

<Q – Kevin Fischbeck – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: And I guess when I think about your guidance for revenue growth for the year, is it, is that – I mean it sounds to me like you are not really assuming any real benefits from healthcare reform, this is kind of the growth rate that you would expect product to generate organically just in the period of a few adding these call centers as you go on through the year, is that right or is there still some benefit [indiscernible] (31:50)?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: We’re very positive on 2013 and very positive on 2014. We just took a conservative approach, because with the government

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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involved and potential messaging delays and loopholes that pop up, it’s fluid. So we just wanted to take a conservative approach in 2013 which is the year of transition, but we see tremendous year-over-year growth in 2013 and a home run in 2014.

<Q – Kevin Fischbeck – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Okay and then you mentioned a couple of times, exciting new ways to potentially deploy some capital. Is there – can you provide any color on exactly what’s your – what types of thing that you are looking at?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: With the – we are, again, having tremendous year-over-year growth. We are deploying capital in advance commission, but we don’t want to chase bad money with bad money and try and match what these carriers are doing with these loopholes. We see other very efficient ways to deploy the capital that we’re excited about, but we just don’t want to feed our competitors everything that we’re working on.

<Q – Kevin Fischbeck – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Okay. And then maybe the last question here. As you think about the revenue growth, I guess the guidance is a little bit lower than what we were thinking about just because, again, it sounds like some of the competitive reactions out there. But as we think about margins, just trying to think about how – what a little bit lower growth might mean to leverage on G&A and some other items. Some of your commentary earlier was definitely helpful around seeing some improvement on the commission structure as the year goes on but then also, the SG&A is the kind of the Q1 number you’ve stripped out the one-time cost that you mentioned kind of the good way to think about that number or does that number have to ramp up along with the revenue growth?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Well, I think you can – that’s a good way to look at it. However we’re scalable. So every time we add to our top line, we add margins, we’re not growing our expense SMG at the same growth rate because our technology is touch less and very efficient. So I think you’ll continue to see increased margins as we grow our top line.

<Q – Kevin Fischbeck – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Okay, all right. Great, thanks.

Operator: Our next question comes from Carl McDonald of Citigroup. Please go ahead.

<Q – Carl McDonald – Citigroup Global Markets Inc. (Broker)>: Great, thank you. So want to go back to the headwinds that you mentioned, it’s been fairly common knowledge that carriers will try to renew as much business as possible this year before health reform took effect. The commentary around reducing individual premiums paying a $500 bonus, that’s new to me. So how widespread do you think that is across the country?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: I see it just as a few, very very few carriers that are taking advantage of this loophole and it doesn’t make sense to us financially on the offerings. So again, we don’t want to chase that and we think that’s an inefficient way to deploy our capital. It doesn’t make financial sense to us. Again, you’re paying a full commission, you’re advancing that commission nine months, and then in addition to that you’re paying $500 bonus. It’s a very long time to see a return on that investment if at all. So we see more efficient ways to deploy our capital in 2013.

<Q – Carl McDonald – Citigroup Global Markets Inc. (Broker)>: And for the earning in the first quarter, how would you characterize pro forma earnings for the IPO. So could we start at the $1.2 million pre-tax just apply a 35% tax rate, call it 13.5 million shares and getting the ballpark of what you call earnings pro forma for the IPO, or would you make any other adjustments to that?

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
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<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Carl, could you repeat that?

<Q – Carl McDonald – Citigroup Global Markets Inc. (Broker)>: So just trying to understand what the earnings in the first quarter would have looked like if you’ve done the IPO at the beginning of a period and you’re treated the acquisition as a non-recurring item. So I was just asking if you started with the adjusted $1.2 million pre-tax number that you highlighted, could you then just apply, I assume a 35% tax rate and 13.5 million sort of fully diluted shares to get to a rough approximation of what the underlying earnings for the quarter would have been?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: That would be an appropriate way to look at that.

<Q – Carl McDonald – Citigroup Global Markets Inc. (Broker)>: Okay. And then just a couple of numbers questions, you gave us the number of policies for each of the business segments, could you also provide the new policy sold for each of the segments?

<A – Michael Hershberger – Health Insurance Innovations, Inc.>: Yeah, again at this – we certainly, at this point we don’t want to provide everything out there, but we can have independent calls after this call where management is available for 15 minutes. But we are going to be very conservative with what we put out there and we just want to, not give all the information to our competitors.

<Q – Carl McDonald – Citigroup Global Markets Inc. (Broker)>: Okay. Thank you.

Operator: Our next question comes from Steven Schwartz of Raymond James. Please go ahead.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: Hey. Good morning, guys.

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Good morning.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: A just a couple of follow-ups. The discussion about the competitive dynamics out there, Mike, you said it paying full commissions, what is that? Are we talking about like pre-PPACA?

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: What they’re doing is they are dealing with minimum loss ratio, Steve, so it works out the same to their margins.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: Right.

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Because they are under minimum loss ratios, it’s again very difficult for me to understand what they’re doing financially. But I am sure that they have talked this out, but it’s just a game that we don’t want to play.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: I didn’t understand the answer to that. Mike, the thought pattern, the thought was that prior to PPACA, companies were paying about 30% with the establishment of the minimum loss ratios that was halved to even maybe a third or.

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: Yeah, they’re still there, Steve. They’re still at 10% to 15%.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: Okay.

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Health Insurance Innovations, Inc.	HIIQ	Q1 2013 Earnings Call	May 14, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A – Michael Kosloske – Health Insurance Innovations, Inc.>: While they’re under the constraint of minimum loss ratio.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: Okay. So that hasn’t changed, all right. And then, Mike Hershberger, would you happen to be able to split out – I mean, it’s $1.9 million is the IPO cost, but could you split that out for us between the liability for the [ph] shoe (38:45), the non-cash compensation and the other costs?

<A – Michael Hershberger – Health Insurance Innovations, Inc.>: The answer is, yes, that I can, but I do not have that detailed information right in front of me, Steven.

<Q – Steven Schwartz – Raymond James & Associates, Inc.>: Okay, all right. Okay. I will follow-up with you then. Thanks.

Operator: And with no further questions at this time, I’d like to turn the conference back over to Mr. Mike Kosloske for any closing remarks.

Michael W. Kosloske, Chairman, President, CEO & Head-Investor Relations

I just want to thank everyone for their time. And we’re very excited about the opportunities that are out there. And again, we appreciate everyone’s time this morning.

Operator: Ladies and gentlemen, this does conclude today’s conference. You may all disconnect. And have a wonderful day.

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